FIRST AMENDMENT TO SUN COMMUNITIES, INC.
2015 EQUITY INCENTIVE PLAN

This First Amendment to the Sun Communities, Inc. 2015 Equity Incentive Plan (this “Amendment”) is effective as of May ___, 2022, the date it was approved by the Company’s stockholders. All capitalized terms used, but not defined, in this Amendment have the same meanings as in the Sun Communities, Inc. 2015 Equity Incentive Plan (the “Plan”).

Recitals

A.The Plan was approved by the Board of Sun Communities, Inc., a Maryland corporation (the “Company”) on April 20, 2015 and by the Company’s stockholders on July 20, 2015.

B.This Amendment was approved by the Board on March 29, 2022, subject to approval of the Company's stockholders.

Amendments

The Plan is hereby amended as follows:

1.Section 4.01 of the Plan is hereby amended and restated in its entire to read:

“4.01 Shares Issuable. The maximum number of shares of Company Common Stock that may be issued under the Plan is 4,750,000 shares. The aggregate number of Company Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options may not exceed One Million (1,000,000) shares. The aggregate number of shares to be issued under the Plan, will be adjusted in accordance with Section 4.03 of the Plan. Shares of Company Common Stock may be authorized and unissued shares or issued shares which have been reacquired by the Company. A share of Company Common Stock and its related tandem Stock Appreciation Right may only be counted once.